EXHIBIT 21


                         SMTEK INTERNATIONAL, INC.
                      SUBSIDIARIES OF THE REGISTRANT


All subsidiaries are 100% owned by SMTEK International, Inc., except as otherwise indicated, and are included in the consolidated financial statements. Each subsidiary was organized in the jurisdiction specified under its name in the following list.


DDL Europe Limited
Northern Ireland

DDL Electronics Limited
(100%-owned by DDL Europe Limited)
Northern Ireland

Irlandus Circuits Limited
(100% owned by DDL Europe Limited)
Northern Ireland

Jolt Techology, Inc.
Delaware

SMTEK, Inc.
California

Technetics, Inc.
California